Exhibit 99.2
CAMBIUM LEARNING GROUP, INC.
RECONCILIATION OF NET EARNINGS TO ADJUSTED LOSS BEFORE INTEREST, OTHER INCOME (EXPENSE),
INCOME TAXES AND DEPRECIATION AND AMORTIZATION (EBITDA)
(in thousands)
(Unaudited)

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
			Combined Excluding			Combined Excluding
			Pro Forma			Pro Forma
	Cambium	Voyager	Adjustments	Cambium	Voyager	Adjustments
	(in thousands)			(in thousands)
Net loss	$(16,309)	$(32,430)	$(48,739)	$12,965	$(31,343)	$(18,378)

Reconciling items between net loss and EBITDA:
Income tax benefit	(5,043)	(81)	(5,124)	(10,774)	—	(10,774)
Interest and other (income) expenses, net	14,891	(413)	14,478	13,987	(1,271)	12,716
Gain from settlement with previous stockholders	—	—	—	(30,202)	—	(30,202)
Loss on extinguishment of debt	—	—	—	5,633	—	5,633
Depreciation and amortization	19,611	14,605	34,216	20,522	16,083	36,605

Earnings (loss) from operations before interest and other income (expense), income taxes, depreciation and amortization (EBITDA)	13,150	(18,319)	(5,169)	12,131	(16,531)	(4,400)

Non-recurring or non-operating costs included in EBITDA but excluded from Adjusted EBITDA:
Goodwill impairment	9,105	27,175	36,280	—	—	—
Lease termination costs	—	—	—	—	11,673	11,673
Embezzlement and related expenses	(195)	—	(195)	8,684	—	8,684
IntelliTools office closure	40	—	40	224	—	224
Merger related costs	2,427	6,146	8,573	—	—	—
Non-recurring Voyager corporate overhead costs primarily related to Voyager’s delinquent SEC filings and transition of the corporate office	—	2,213	2,213	—	14,434	14,434
Stock based compensation expense	—	220	220	—	688	688

Adjusted EBITDA	$24,527	$17,435	$41,962	$21,039	$10,264	$31,303

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
			Combined Excluding			Combined Excluding
			Pro Forma			Pro Forma
	Cambium	Voyager	Adjustments	Cambium	Voyager	Adjustments
	(in thousands)			(in thousands)
Net loss	$4,438	$(4,708)	$(270)	$26,743	$(5,110)	$21,633
Reconciling items between net loss and EBITDA:
Income tax benefit	1,373	366	1,739	(2,330)	—	(2,330)
Interest and other (income) expenses, net	5,145	356	5,501	4,996	(60)	4,936
Gain from settlement with previous stockholders	—	—	—	(30,202)	—	(30,202)
Loss on extinguishment of debt	—	—	—	5,633	—	5,633
Depreciation and amortization	6,554	4,922	11,476	6,907	5,258	12,165

Earnings (loss) from operations before interest and other income (expense), income taxes, depreciation and amortization (EBITDA)	17,510	936	18,446	11,747	88	11,835

Non-recurring or non-operating costs included in EBITDA but excluded from Adjusted EBITDA:
Goodwill impairment	—	5,191	5,191	—	—	—
Embezzlement and related expenses	(75)	—	(75)	2,179	—	2,179
IntelliTools office closure	—	—	—	66	—	66
Merger related costs	1,493	1,043	2,536	—	—	—
Non-recurring Voyager corporate overhead costs primarily related to Voyager’s delinquent SEC filings and transition of the corporate office	—	1,308	1,308	—	4,926	4,926
Stock based compensation expense	—	86	86	—	209	209

Adjusted EBITDA	$18,928	$8,564	$27,492	$13,992	$5,223	$19,215